FOR IMMEDIATE RELEASE

CatchMark Reports Solid Increase in Revenues for Second Quarter 2017 and Declares Dividend
ATLANTA – August 3, 2017 – Continuing on track to meet its operating plan for the year, CatchMark Timber Trust, Inc. (NYSE: CTT) reported a 68% increase in revenues, a 7% improvement in GAAP net loss, and a 137% increase in Adjusted EBITDA for the quarter ended June 30, 2017 compared to the three-month period ended June 30, 2016. Increases in year-over-year harvest volumes and timber sales revenue resulted primarily from last year’s acquisition and integration of properties in South Carolina.
CatchMark also declared a cash dividend of $0.135 per share for its common stockholders of record on August 30, 2017, payable on September 15, 2017.
Jerry Barag, CatchMark President and CEO said, "CatchMark produced another solid quarter as our fiber supply agreements and delivered wood sales model served us well. Our realized stumpage prices are higher than South-wide market averages as a result of the strength of the micro-markets in which we operate.”
Earnings Overview
For the second quarter 2017 operating results included:

•	Generated revenues of $26.8 million, compared to $16.0 million in second quarter 2016, a 68% increase.

•	Incurred a net loss of $2.5 million in accordance with GAAP, compared to $2.6 million in the second quarter 2016, an improvement of 7%.

•	Realized Adjusted EBITDA of $14.3 million, compared to $6.0 million in the second quarter 2016, a 137% increase.

•	Increased gross timber sales revenue by approximately 23% to $17.4 million, primarily resulting from a 21% increase in harvest volume to 582,111 tons up from 480,258 tons in second quarter 2016.

•
Entered into a 50/50 joint venture with the Missouri Department of Transportation & Patrol Retirement System (MPERS), which acquired 11,031 acres of North Georgia timberlands for an aggregate purchase price of $20.0 million.

•	Sold approximately 4,000 acres of timberlands for $8 million.

•	Paid a dividend of $0.135 per share to stockholders on June 16, 2017.
As of June 30, 2017, CatchMark had $163.3 million of borrowing capacity under its credit facilities and a cash balance of $17.2 million. During the three months ended June 30, 2017, CatchMark did not repurchase any shares under its share repurchase program and may purchase up to an additional $19.8 million under the program, as of the end of the quarter.

Barag said: “Given the flat pricing outlook, we are well positioned and will continue to concentrate on disciplined execution of our operating plan while strategically expanding our capital relationships and timberlands holdings in prime markets. We have excellent liquidity, our first institutional joint venture with MPERS is meeting expectations, and we are on target for executing our business plan. We remain focused on providing a superior and sustainable rate of return to stockholders and believe that our new growth opportunities, operational execution, and capital allocation strategy are building long-term value.”

Results for Three Months and Six Months Ending June 30, 2017
CatchMark’s revenues increased to $26.8 million for the three months ended June 30, 2017 compared to $16.0 million for the three months ended June 30, 2016 primarily due to an increase in timber sales revenue of $3.2 million and an increase in timberland sales revenue of $7.1 million. Gross timber sales revenue increased 23% primarily as a result of a 21% increase in harvest volume. This harvest volume increase was driven by properties acquired during the past year, which generated $3.3 million in timber sales revenue during the three months ended June 30, 2017. Delivered sales volume as a percentage of total volume increased from 66% during the second quarter 2016 to 72% during the second quarter of 2017. Timberland sales revenue increased to $8.0 million for the three months ended June 30, 2017 from $0.8 million for the three months ended June 30, 2016 as a result of selling more acreage in the 2017 period. Net loss decreased to $2.5 million for the three months ended June 30, 2017 from $2.6 million for the three months ended June 30, 2016 primarily due to a $1.6 million increase in operating income offset by an a $1.3 million increase in interest expense.

	Three Months Ended June 30, 2016	Changes attributable to:		Three Months Ended June 30, 2017
(in thousands)		Price/Mix	Volume
Timber sales (1)
Pulpwood	$7,849	$(481)	$1,823	$9,191
Sawtimber (2)	6,335	(133)	1,994	8,196
	$14,184	$(614)	$3,817	$17,387

(1)	Timber sales are presented on a gross basis.

(2)	Includes chip-n-saw and sawtimber.

For the six months ending June 30, 2017, revenues increased to $50.0 million from $43.1 million for the six months ended June 30, 2016 primarily due to an increase in timber sales revenue of $2.2 million and an increase in timberland sales revenue of $3.9 million. Gross timber sales revenue increased 7% due to a 2% increase in harvest volume as well as an increase in delivered sales as a percentage of total volume. Seventy-six percent of harvest volume in the first half of 2017 came from delivered sales as compared to 62% in the first half of 2016. Delivered sales include logging and hauling costs charged to the customer. Net loss increased to $4.4 million for the six months ended June 30, 2017 from $3.2 million for the six months ended June 30, 2016 primarily due to a $2.6 million increase in interest expense, offset by a $1.5 million increase in operating income.

	Six Months Ended June 30, 2016	Changes attributable to:		Six Months Ended June 30, 2017
(in thousands)		Price/Mix	Volume
Timber sales (1)
Pulpwood	$16,381	$(672)	$1,755	$17,464
Sawtimber (2)	15,304	(132)	1,243	16,415
	$31,685	$(804)	$2,998	$33,879

(1)	Timber sales are presented on a gross basis.

(2)	Includes chip-n-saw and sawtimber.

Adjusted EBITDA
The discussion below is intended to enhance the reader's understanding of our operating performance and our ability to satisfy lender requirements. Earnings from Continuing Operations before Interest, Taxes, Depletion, and Amortization (“EBITDA”) is a non-GAAP measure of operating performance. EBITDA is defined by the SEC; however, we have excluded certain other expenses due to their non-cash nature, and we refer to this measure as “Adjusted EBITDA.” As such, our Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies and should not be viewed as an alternative to net income as a measurement of our operating performance. Due to the significant amount of timber assets subject to depletion and the significant amount of financing subject to interest and amortization expense, management considers Adjusted EBITDA to be an important measure of our financial condition and performance. Our credit agreement contains a minimum debt service coverage ratio based, in part, on Adjusted EBITDA since this measure is representative of adjusted income available for interest payments.

For the three months ended June 30, 2017, Adjusted EBITDA was $14.3 million, an $8.3 million increase over the three months ended June 30, 2016, primarily due to a $1.3 million increase in net timber sales and a $7.1 million increase in net timberland sales.

For the six months ended June 30, 2017, Adjusted EBITDA was $24.9 million, a $2.8 million increase over the six months ended June 30, 2016, primarily due to a $3.9 million increase in net timberland sales.
Our reconciliation of net loss to Adjusted EBITDA for the three months and six months ended June 30, 2017 and 2016 follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2017	2016	2017	2016
Net loss	$(2,466)	$(2,645)	$(4,445)	$(3,232)
Add:
Depletion	7,208	5,980	13,265	13,764
Basis of timberland sold	5,864	601	9,381	7,928
Amortization (1)	349	293	653	510
Depletion, amortization, and basis of timberland and mitigation tax credits sold included in loss from unconsolidated joint venture (2)	3	—	3	—
Stock-based compensation expense	918	639	1,338	915
Interest expense (1)	2,419	1,154	4,713	2,233
Adjusted EBITDA	$14,295	$6,022	$24,908	$22,118

(1)
For the purpose of the above reconciliation, amortization includes amortization of deferred financing costs, amortization of intangible lease assets, and amortization of mainline road costs, which are included in either interest expense, land rent expense, or other operating expenses in the accompanying consolidated statements of operations.

(2)	Reflects our share of depletion, amortization, and basis of timberland and mitigation credits sold of the unconsolidated joint venture.

Conference Call/Webcast
CatchMark will host a conference call and live webcast at 10 a.m. ET on Friday, August 4, 2017 to discuss these results. Investors may listen to the conference call by dialing 1-888-347-1165 for U.S/Canada and 1-412-902-4276 for international callers. Participants should ask to be joined into the CatchMark call. Access to the live webcast will be available at www.catchmark.com. A replay of this webcast will be archived on the company's website shortly after the call.

About CatchMark
CatchMark Timber Trust, Inc. (NYSE: CTT) is a self-administered and self-managed, publicly-traded REIT that strives to deliver superior risk-adjusted returns for all stakeholders through disciplined acquisitions, sustainable harvests and well-timed sales. Headquartered in Atlanta and focused exclusively on timberland ownership, CatchMark began operations in 2007 and owns interests in approximately 502,600 acres of timberland located in Alabama, Florida, Georgia, Louisiana, North Carolina, South Carolina, Tennessee and Texas. For more information, visit www.catchmark.com. From time to time, CatchMark releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts regarding new postings. Enrollment information is found in the “Investors Relations” section of www.catchmark.com.
* As of June 30, 2017.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. Forward looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward looking information. Such statements include that given the flat pricing outlook, we are well positioned and will continue to concentrate on disciplined execution of our operating plan while strategically expanding our timberlands holdings and capital relationships, that we are on target for executing our business plan, that we remain focused on providing a superior and sustainable rate of return to stockholders and that we believe that our new growth opportunities, operational execution, and capital allocation strategy are building long-term value.

Factors that could cause or contribute to such differences include, but are not limited to: (i) we may not generate the harvest volumes from our timberlands that we currently anticipate; (ii) the demand for our timber may not increase at the rate we currently anticipate or at all due to changes in general economic and business conditions in the geographic regions where our timberlands are located; (iii) the cyclical nature of the real estate market generally, including fluctuations in demand and valuations, may adversely impact our ability to generate income and cash flow from sales of higher-and-better use properties; (iv) timber prices may not increase at the rate we currently anticipate or could decline, which would negatively impact our revenues; (v) the supply of timberlands available for acquisition that meet our investment criteria may be less than we currently anticipate; (vi) we may be unsuccessful in winning bids for timberland that are sold through an auction process; (vii) we may not be able to access external sources of capital at attractive rates or at all; (viii) potential increases in interest rates could have a negative impact on our business; (ix) our share repurchase program may not be successful in improving stockholder value over the long-term; (x) our joint venture strategy may not enable us to access non-dilutive capital and enhance our ability to make acquisitions; and (xi) the factors described in Item 1A. Risk Factors of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, our quarterly report on Form 10-Q for the quarter ended June 30, 2017, and our other filings with Securities and Exchange Commission. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update our forward-looking statements, except as required by law.

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Contacts
Investors:    Media:
Brian Davis    Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794    (203) 268-0158
info@catchmark.com    marybeth@millerryanllc.com

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per-share amounts)

	(Unaudited) Three Months Ended, June 30,		(Unaudited) Six Months Ended, June 30,
	2017	2016	2017	2016
Revenues:
Timber sales	$17,387	$14,184	$33,879	$31,685
Timberland sales	7,953	843	13,403	9,509
Other revenues	1,496	939	2,679	1,953
	26,836	15,966	49,961	43,147
Expenses:
Contract logging and hauling costs	7,560	5,694	14,981	12,117
Depletion	7,208	5,980	13,265	13,764
Cost of timberland sales	5,944	692	9,816	8,391
Forestry management expenses	1,724	1,372	3,137	2,724
General and administrative expenses	2,742	2,331	5,220	4,378
Land rent expense	156	121	306	292
Other operating expenses	1,141	1,021	2,308	2,056
	26,475	17,211	49,033	43,722
Operating income (loss)	361	(1,245)	928	(575)

Other income (expense):
Interest income	26	12	37	23
Interest expense	(2,726)	(1,412)	(5,283)	(2,680)
	(2,700)	(1,400)	(5,246)	(2,657)

Net loss before unconsolidated joint venture	(2,339)	(2,645)	(4,318)	(3,232)
Loss from unconsolidated joint venture	(127)	—	(127)	—
Net loss	$(2,466)	$(2,645)	$(4,445)	$(3,232)

Weighted-average common shares outstanding - basic and diluted	38,804	38,802	38,787	38,840

Net loss per share - basic and diluted	$(0.06)	$(0.07)	$(0.11)	$(0.08)

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except for per-share amounts)

	(Unaudited) June 30, 2017	December 31, 2016
Assets:
Cash and cash equivalents	$17,173	$9,108
Accounts receivable	4,034	3,882
Prepaid expenses and other assets	5,322	4,815
Deferred financing costs, net	259	313
Timber assets:
Timber and timberlands, net	671,842	691,687
Intangible lease assets, less accumulated amortization of $940 and $938 as of June 30, 2017 and December 31, 2016, respectively	17	19
Investment in unconsolidated joint venture	10,412	—
Total assets	$709,059	$709,824

Liabilities:
Accounts payable and accrued expenses	$5,454	$4,393
Other liabilities	5,761	3,610
Note payable and line of credit, less net deferred financing costs	332,164	320,751
Total liabilities	343,379	328,754

Commitments and Contingencies	—	—

Stockholders’ Equity:
Common stock, $0.01 par value; 900,000 shares authorized; 38,823 and 38,797 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	388	388
Additional paid-in capital	605,719	605,728
Accumulated deficit and distributions	(241,602)	(226,793)
Accumulated other comprehensive income	1,175	1,747
Total stockholders’ equity	365,680	381,070
Total liabilities and stockholders’ equity	$709,059	$709,824

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	(Unaudited) Three Months Ended June 30,		(Unaudited) Six Months Ended June 30,
	2017	2016	2017	2016
Cash Flows from Operating Activities:
Net loss	$(2,466)	$(2,645)	$(4,445	$(3,232)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion	7,208	5,980	13,265	13,764
Basis of timberland sold	5,864	601	9,381	7,928
Stock-based compensation expense	918	639	1,338	915
Noncash interest expense	307	258	569	447
Other amortization	42	34	84	62
Loss from unconsolidated joint venture	127	—	127	—
Changes in assets and liabilities:
Accounts receivable	(2,151)	(531)	(668)	(135)
Prepaid expenses and other assets	329	5	(69)	(182)
Accounts payable and accrued expenses	1,302	951	1,109	1,108
Other liabilities	2,486	2,042	1,580	1,429
Net cash provided by operating activities	13,966	7,334	22,290	22,104

Cash Flows from Investing Activities:
Timberland acquisitions	967	(101,470)	(11)	(113,974)
Capital expenditures (excluding timberland acquisitions)	(667)	(693)	(2,862)	(1,430)
Investment in unconsolidated joint venture	(10,539)	—	(10,539)	—
Net cash used in investing activities	(10,239)	(102,163)	(13,412)	(115,404)

Cash Flows from Financing Activities:
Proceeds from note payable	11,000	103,000	11,000	116,000
Repayments of note payable	—	(440)	—	(440)
Financing costs paid	(53)	(841)	(83)	(1,628)
Dividends paid to common stockholders	(5,181)	(5,188)	(10,364)	(9,999)
Repurchase of common shares under the share redemption program	—	(333)	(1,036)	(2,840)
Repurchases of common shares for minimum tax withholdings	(59)	(58)	(311)	(198)
Net cash provided by (used in) financing activities	5,707	96,140	(794)	100,895
Net increase in cash and cash equivalents	9,434	1,311	8,065	7,595
Cash and cash equivalents, beginning of period	7,739	8,025	9,108	8,025
Cash and cash equivalents, end of period	$17,173	$9,336	$17,173	$15,620

CATCHMARK TIMBER TRUST, INC. AND SUBSIDIARIES
SELECTED DATA

	2017			2016
	Q1	Q2	YTD	Q1	Q2	YTD
Timber Sales Volume ('000 tons)
Pulpwood	291	352	643	336	297	633
Sawtimber	220	230	450	261	183	444
Total	511	582	1,093	597	480	1,077

Delivered % as of total volume	81%	72%	76%	60%	66%	62%
Stumpage % as of total volume	19%	28%	24%	40%	34%	38%

Net timber sales price ($ per ton)
Pulpwood	$13	$12	$14	$14	$14	$14
Sawtimber	$24	$24	$24	$24	$24	$24

Timberland Sales
Gross Sales (1) ('000)	$5,450	$7,953	$13,403	$8,666	$844	$9,510
Acres Sold	2,823	3,991	6,814	4,982	500	5,482
Price per acre	$1,930	$1,993	$1,967	$1,739	$1,686	$1,735

Timberland Acquisitions (1)
Gross Acquisitions (2) ('000)	$—	$20,000	$20,000	$12,170	$100,749	$112,919
Acres Acquired	—	11,031	11,031	8,738	51,684	60,422
Price per acre ($/acre)	$—	$1,813	$1,813	$1,393	$1,949	$1,869

Period End Acres ('000)
Fee Interest	465	461	461	405	456	456
Lease Interest	32	31	31	24	24	24
Wholly-Owned Total	497	492	492	429	480	480
Joint Venture Interest (1)	—	11	11	—	—	—
Total	497	503	503	429	480	480
(1) Includes acquisitions made by Dawsonville Bluffs, LLC, a joint venture in which CatchMark Timber Trust owns a 50% member interest and serves as the sole manager.
(2) Exclusive of closing costs.

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